Exhibit 2.4

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Exhibit 2.4 (The “Exhibit 2.4”) to the annual report on Form 20-F (File No. 001-34563) filed with the Securities and Exchange Commission on April 30, 2020 by Concord Medical Services Holdings Limited (the “Company”) is incorporated by reference herein.

The Exhibit 2.4 is amended by supplementing the following thereto.

Effective from July 30, 2024, the Company changed its ratio of ADSs to Class A ordinary shares (the “ADS Ratio”) from the ADS Ratio of one ADS representing three Class A ordinary shares to a new ADS Ratio of one ADS representing 30 Class A ordinary shares.

Capitalized terms not defined herein are referred to the terms defined in the Exhibit 2.4.